Exhibit 3.1

CERTIFICATE OF FORMATION

OF

IMPALA MERGER SUB II, LLC

This Certificate of Formation of Impala Merger Sub II, LLC, is being duly executed and filed by the undersigned, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C §18-101, et seq.).

FIRST:	The name of the limited liability company is Impala Merger Sub II, LLC (the “Company”).

SECOND:	The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD:	The name and address of the registered agent for service of process of the Company in the State of Delaware required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act is:

NAME	ADDRESS

The Corporation Trust Company	1209 Orange Street
Wilmington, DE 19801

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 1st day of November, 2022.

By:	/s/ Daisy Beckner
Name:	Daisy Beckner
Title:	Authorized Person